Exhibit 6.1
INDEPENDENT CONTRACTOR AGREEMENT
This Agreement is entered into as of the 2nd day of July 2008, between Osage Exploration and Development, Inc. (the “Company”) and E. Peter Hoffman, Jr. (the “Contractor”).
1.
Independent Contractor. Subject to the terms and conditions of this Agreement, the Company hereby engages the Contractor as an independent contractor to perform the services set forth herein, and the Contractor hereby accepts such engagement.

2.
Duties, Term, and Compensation. The Contractor’s duties and term of engagement, are detailed in the attached Exhibit A, which may be amended in writing from time to time by the Contractor and agreed to by the Company, and which collectively are hereby incorporated by reference. In order to induce Contractor to enter into this Agreement, the Company shall issue to the Contractor 1,000,000 shares of the Company’s Common Stock (the “Shares”) which Shares will not be registered under the Securities Act of 1933. Contractor agrees to perform the required services without any further compensation. Contractor will make a Section 83(b) election with respect to the Shares which will be subject to restrictions on trading under Section 16(b) of the Securities Exchange Act of 1934. The Company represents and warrants to the Contractor that the Shares will be validly issued, fully paid and non-assessable and are being issued free of any preemptive rights or any claims of any other parties. All necessary corporate action for the issuance of the Shares has been taken and the issuance of the Shares does not violate any agreement to which the Company is a party or require the consent of any other person or governmental authority. The Shares are not subject to any restrictions on transfer other than those arising under applicable state or federal securities laws. The Company shall deliver certificates for the Shares within three (3) business days after the date of this Agreement.

3.
Expenses. During the term of this Agreement, the Contractor shall bill and the Company shall reimburse the Contractor for all reasonable and approved out-of-pocket expenses which are incurred in connection with the performance of the duties hereunder. Notwithstanding the foregoing, expenses for the time spend by Consultant in traveling to and from Company facilities shall not be reimbursable.

4.
Confidentiality. The Contractor acknowledges that during the engagement he will have access to and become acquainted with various trade secrets, inventions, innovations, processes, information, records and specifications owned or licensed by the Company and/or used by the Company in connection with the operation of its business including, without limitation, the Company’s business and product processes, methods, customer lists, accounts and procedures. The Contractor agrees that he will not disclose any of the aforesaid, directly or indirectly, or use any of them in any manner, either during the term of this Agreement or at any time thereafter, except as required in the course of this engagement with the Company. All files, records, documents, blueprints, specifications, information, letters, notes, media lists, original artwork/creative, notebooks, and similar items relating to the business of the Company, whether prepared by the Contractor or otherwise coming into his possession, shall remain the exclusive property of the Company. The Contractor shall not retain any copies of the foregoing without the Company’s prior written permission. Upon the expiration or earlier termination of this Agreement, or whenever requested by the Company, the Contractor shall immediately deliver to the Company all such files, records, documents, specifications, information, and other items in his possession or under his control.

5.
Conflicts of Interest; Non-hire Provision. The Contractor represents that he is free to enter into this Agreement, and that this engagement does not violate the terms of any agreement between the Contractor and any third party. Further, the Contractor, in rendering his duties shall not utilize any invention, discovery, development, improvement, innovation, or trade secret in which he does not have a proprietary interest. During the term of this Agreement, the Contractor shall devote as much of his productive time, energy and abilities to the performance of his duties hereunder as he believes is reasonably necessary to perform the required duties in a timely and productive manner. The Contractor is expressly free to perform services for other parties while performing services for the Company and to conduct other independent business activities.

6.	Merger. This Agreement shall not be terminated by the merger or consolidation of the Company into or with any other entity.
7.
Termination. The Company may terminate this Agreement at any time by 30 days’ written notice to the Contractor. Any such termination will not affect the Contractor’s rights to retain the Shares. The Contractor may terminate this Agreement by 30 days written notice if there is a change in control of the Company or a material change in management.

8.
Independent Contractor. This Agreement shall not render the Contractor an employee, partner, agent of, or joint venturer with the Company for any purpose. The Contractor is and will remain an independent contractor in his relationship to the Company. The Company shall not be responsible for withholding taxes with respect to the Contractor’s compensation hereunder. The Contractor shall have no claim against the Company hereunder or otherwise for vacation pay, sick leave, retirement benefits, social security, worker’s compensation, health or disability benefits, unemployment insurance benefits, or employee benefits of any kind.

9.	Successors and Assigns. All of the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, if any, successors, and assigns.
10.	Choice of Law. The laws of the state of California shall govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the parties hereto.
11.
Arbitration. Any controversies arising out of the terms of this Agreement or its interpretation shall be settled in San Diego, California in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and the judgment upon award may be entered in any court having jurisdiction thereof.

12.	Headings. Section headings are not to be considered a part of this Agreement and are not intended to be a full and accurate description of the contents hereof.
13.	Waiver. Waiver by one party hereto of breach of any provision of this Agreement by the other shall not operate or be construed as a continuing waiver.

14.	Assignment. The Contractor shall not assign any of his rights under this Agreement, or delegate the performance of any of his duties hereunder, without the prior written consent of the Company.
15.
Notices. Any and all notices, demands, or other communications required or desired to be given hereunder by any party shall be in writing and shall be validly given or made to another party if personally served, or if deposited in the United States mail, certified or registered, postage prepaid, return receipt requested. If such notice or demand is served personally, notice shall be deemed constructively made at the time of such personal service. If such notice, demand or other communication is given by mail, such notice shall be conclusively deemed given five days after deposit thereof in the United States mail addressed to the party to whom such notice, demand or other communication is to be given as follows:

If to the Contractor:	E. Peter Hoffman, Jr. 6301 N. Western, Suite 260 Oklahoma City, OK 73118

If to the Company:	Osage Exploration and Development, Inc. Attn: Kim Bradford, President and CEO 2445 Fifth Avenue Suite 310 San Diego, CA 92101
Any party hereto may change its address for purposes of this paragraph by written notice given in the manner provided above.
16.	Modification or Amendment. No amendment, change or modification of this Agreement shall be valid unless in writing signed by the parties hereto.
17.
Entire Understanding. This document and any exhibit attached constitute the entire understanding and agreement of the parties, and any and all prior agreements, understandings, and representations are hereby terminated and canceled in their entirety and are of no further force and effect.

18.
Unenforceability of Provisions. If any provision of this Agreement, or any portion thereof, is held to be invalid and unenforceable, then the remainder of this Agreement shall nevertheless remain in full force and effect.

19.	Investment Representations. The Contractor represents and warrants to, and agrees with, the Company as follows:
(a) He has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Company. He recognizes that his investment involves certain risks. He is acquiring the Shares for his own account for investment and not with a view to the distribution or resale thereof. He has not offered or sold any portion of the Shares and has no present intention of dividing the Shares with others or of reselling or otherwise disposing of any portion of the Shares either currently or after the passage of a fixed or determinable period of time or upon the occurrence or nonoccurrence of any predetermined event or circumstance.

(b) He is aware that he it must bear the economic risk of his investment in the Company for an indefinite period of time because the Shares have not been registered under the Securities Act of 1933, as amended (“Act”), or under the securities laws of any states, and therefore, cannot be sold unless they are subsequently registered under the Act and any applicable state securities laws or an exemption from registration is available, and further that only the Company can take action to so register the Shares and the Company is under no obligation and does not propose to attempt to do so.
(c) He has had access to such information about the Company as he believes necessary to make a decision to acquire the Shares. He has had the opportunity to obtain any additional information necessary to verify the accuracy of the information furnished to him and has been given the opportunity to meet with the Company and its representatives and to have them answer any questions regarding the Company and this particular investment, and all such questions have been answered to his full satisfaction.
(d) He understands and agrees that the Shares will not be sold, pledged, hypothecated or otherwise transferred unless registered under the Act and applicable state securities laws or an exemption from registration is available and that legends indicating the restrictions on transferability have been placed on the certificates representing the Shares.
20. Disclosure. The Company will not publicly disclose by press release or public filing with the Securities and Exchange Commission the existence or terms of this Agreement without the consent of Contractor.
IN WITNESS WHEREOF the undersigned have executed this Agreement as of the day and year first written above. The parties hereto agree that facsimile signatures shall be as effective as if originals.
Osage Exploration and Development, Inc.

By: /s/ Kim Bradford	/s/ E. Peter Hoffman, Jr.
Kim Bradford	E. Peter Hoffman, Jr.
Its: President & CEO

SCHEDULE A
DUTIES, TERM, AND COMPENSATION

DUTIES:	The Contractor will perform all duties typically required of a Corporate Finance Advisor, including providing advice and services with regards to financing transactions and mergers & acquisitions and other financing matters for the Company. It is anticipated that Contractor may accompany Company personnel on certain trips to Colombia. Company acknowledges that Contractor is not a registered broker, dealer or investment advisor and none of his duties will require him to register as such.

He will report directly to Kim Bradford, President and CEO and to any other party designated by Kim Bradford in connection with the performance of the duties under this Agreement and shall fulfill any other duties reasonably requested by the Company and agreed to by the Contractor.

TERM:	This engagement shall commence upon execution of this Agreement and shall continue in full force and effect for a period of twelve months. The agreement may only be extended thereafter by mutual agreement, unless terminated earlier by operation of and in accordance with this Agreement.